Exhibit 99.1

K2M Group Holdings, Inc. Reports First Quarter 2017 Financial Results and
Announces Key Product Approvals in Japan

Leesburg, VA, May 2, 2017 - K2M Group Holdings, Inc. (Nasdaq: KTWO) (the "Company" or "K2M"), a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body BalanceTM, today reported financial results for its first fiscal quarter ended March 31, 2017.

First Quarter 2017 Financial Summary:

•	Total Q1 revenue of $61.9 million, up 9.9% year-over-year. Total Q1 revenue increased 10.7% year-over-year on a constant currency basis.

•	Domestic Q1 revenue of $46.2 million, up 9.5% year-over-year, comprised of:

◦	U.S. Complex Spine growth of 7.6% year-over-year

◦	U.S. Minimally Invasive Surgery (MIS) growth of 14.4% year-over-year

◦	U.S. Degenerative growth of 9.4% year-over-year.

•	International Q1 revenue of $15.7 million, up 11.1% year-over-year, or 14.4% on a constant currency basis.

•	Net loss of $10.9 million for the three months ended March 31, 2017, compared to a net loss of $10.2 million in the comparable period last year.

•	Adjusted EBITDA loss of $0.3 million for the three months ended March 31, 2017, compared to Adjusted EBITDA loss of $1.1 million in the comparable period last year.

Year-to-Date 2017 Highlights:

•
On February 15, 2017, the Company introduced Balance ACSTM (or BACSTM), a comprehensive platform featuring products and services that apply three-dimensional solutions across the full continuum of care with the goal of facilitating quality outcomes for patients undergoing spinal surgery. BACS provides solutions focused on achieving balance of the spine by addressing each anatomical vertebral segment with a 360-degree approach of the axial, coronal and sagittal planes, emphasizing Total Body Balance as important component to surgical success.

•
On April 6, 2017, K2M and LifeHealthcare Group Limited announced a new distribution agreement for K2M's innovative spinal technologies in Australia and New Zealand (ANZ). The K2M/LifeHealthcare distribution partnership dates back to 2010 and has yielded strong growth and a significant spine market position in ANZ. Looking to build on this success, K2M and LifeHealthcare entered into a new five-year agreement with the shared goal of establishing a number one spine market position in ANZ.

•	On April 21, 2017, K2M received key product registrations in Japan from the PMDA, which are now under its control, including the MESA® and EVEREST® product lines.

“We have made significant progress during the first four months of 2017, driving toward our fiscal year growth objectives and achieving multiple operational milestones, which together will enhance our ability to increase our share of the global spine market over time. We reported constant currency revenue growth of 10.7% year-over-year in the first quarter, driven by 10% growth in the U.S. and 14.4% constant currency growth in our international markets,” said President and Chief Executive Officer, Eric Major. “We delivered strong revenue growth in the U.S. in the first quarter, which represents solid performance in light of the 20% U.S. growth we reported in the same period last year, and we continue to believe in our ability to grow U.S. revenue in the mid-teens in 2017. Outside the U.S., we continue to see progress in both Australia and Japan that is in line with our goal of creating a solid foundation for future growth in each of these markets. In April, we announced a new supply agreement with our Australian partner, LifeHealthcare. Later in April, we received product registrations in Japan, that we now control, for key products including our MESA and EVEREST systems. With these registrations, K2M will have an opportunity to implement a new distribution strategy in the entire spine surgery market in Japan.”

First Quarter 2017 Financial Results

	Three Months Ended March 31,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change	% Change
				(as reported)	(constant currency)
United States	$46,207	$42,193	$4,014	9.5%	9.5%
International	15,678	14,113	1,565	11.1%	14.4%
Total Revenue	$61,885	$56,306	$5,579	9.9%	10.7%

Total revenue for the first quarter 2017 increased $5.6 million, or 9.9%, to $61.9 million, compared to $56.3 million for the first quarter of 2016. Total revenue increased 10.7% year-over-year on a constant currency basis. The increase in revenue was primarily driven by greater sales volume from primarily domestic new surgeon users and newer product offerings, offset partially by lower sales in certain international distributor markets as compared to last year.

Revenue in the United States increased $4.0 million, or 9.5% year-over-year, to $46.2 million, and international revenue increased $1.6 million, or 11.1% year-over-year, to $15.7 million. First quarter 2017 international revenue increased 14.4% year-over-year on a constant currency basis. Foreign currency exchange impacted first quarter international revenue by approximately $0.4 million, representing approximately 329 basis points of international growth year-over-year.

The following table represents domestic revenue by procedure category.

	Three Months Ended March 31,		Increase / Decrease
($, thousands)	2017	2016	$ Change	% Change
Complex Spine	$17,136	$15,930	$1,206	7.6%
Minimally Invasive	7,872	6,881	991	14.4%
Degenerative	21,199	19,382	1,817	9.4%
U.S Revenue:	$46,207	$42,193	$4,014	9.5%

By procedure category, U.S. revenue in the Company’s complex spine, MIS and degenerative categories represented 37.1%, 17.0% and 45.9% of U.S. revenue, respectively, for the three months ended March 31, 2017.

Gross profit for the first quarter of 2017 increased 10.1% to $40.4 million, compared to $36.7 million for the first quarter 2016. Gross margin was 65.3% for the first quarter of 2017, compared to 65.2% last year. Gross profit includes amortization expense on investments in surgical instruments of $3.5 million, or 5.6% of sales, for the three months ended March 31, 2017, compared to $3.3 million, or 5.8% of sales, for the comparable period last year.

Operating expenses for the first quarter 2017 increased $2.9 million, or 6.1%, to $49.5 million, compared to $46.6 million for the first quarter 2016. The increase in operating expenses was driven primarily by a $2.7 million increase in sales and marketing expenses compared to the comparable period last year.
Loss from operations for the first quarter of 2017 improved $0.8 million to $9.1 million, compared to a loss from operations of $9.9 million for the comparable period last year. Loss from operations included intangible amortization of $2.4 million and $2.6 million for each of the first quarters of 2017 and 2016, respectively.
Total other expenses for the first quarter of 2017 increased $1.6 million to $1.8 million, compared to $0.2 million last year. The increase in other expense, net, was primarily attributable to interest expense incurred on the capital lease obligation related to our headquarters and operations facilities as well as the Convertible Senior Notes issued in August 2016, and, to a lesser extent, an increase of $0.4 million year-over-year in unrealized losses from foreign currency re-measurement on intercompany payable balances. Foreign currency losses impacted operating results compared to last year due to changes in the average exchange rates of the U.S. Dollar, Pound Sterling and Euro applied to intercompany balances in both periods.
Net loss for the first quarter of 2017 was $10.9 million, or $(0.26) per diluted share, compared to a loss of $10.2 million, or $(0.25) per diluted share, for the first quarter of 2016.

As of March 31, 2017, we had cash and cash equivalents of $38.6 million as compared to $45.5 million as of December 31, 2016. We had working capital of $110.4 million as of March 31, 2017 as compared to $115.9 million as of December 31, 2016.

At March 31, 2017, outstanding long-term indebtedness included the carrying value of the Convertible Senior Notes of $37.4 million and the capital lease obligation of $34.7 million. The Company had no borrowings outstanding on the revolving credit facility as of March 31, 2017.

2017 Outlook

The Company is reaffirming its fiscal year 2017 guidance expectations. The Company expects:

•
Total revenue on an as reported basis in the range of $263.0 million to $270.0 million, representing growth of 11% to 14% year-over-year, compared to total revenue of $236.6 million in fiscal year 2016.

•	Total revenue on a constant currency basis is expected to increase 12% to 15% year-over-year in 2017.

•	The Company continues to expect mid-teens growth in its U.S. business in 2017.

•	Total net loss of approximately $34.0 million to $31.0 million, compared to a total net loss of $41.7 million in fiscal year 2016.

•	Adjusted EBITDA in a range of $6.0 million to $10.0 million, compared to Adjusted EBITDA of $0.6 million in fiscal year 2016.
Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on May 2nd to discuss the results of the first quarter, and to host a question and answer session. Those who would like to participate may dial 877-741-4244 (719-325-4870 for international callers) and provide access code 9971371 approximately 10 minutes prior to the start of the call. A live webcast of the call will also be provided on the investor relations section of the Company's website at http://Investors.K2M.com/.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 9971371. The webcast will be archived on the investor relations section of the Company's website.

About K2M Group Holdings, Inc.

K2M Group Holdings, Inc. is a global leader of complex spine and minimally invasive solutions focused on achieving three-dimensional Total Body Balance. Since its inception, K2M has designed, developed, and commercialized innovative complex spine and minimally invasive spine technologies and techniques used by spine surgeons to treat some of the most complicated spinal pathologies. K2M has leveraged these core competencies into Balance ACS, a platform of products, services, and research to help surgeons achieve three-dimensional spinal balance across the axial, coronal, and sagittal planes, with the goal of supporting the full continuum of care to facilitate quality patient outcomes. The Balance ACS platform, in combination with the Company's technologies, techniques, and leadership in the 3D-printing of spinal devices, enable K2M to compete favorably in the global spinal surgery market. For more information, visit www.K2M.com and connect with us on Facebook, Twitter, Instagram, LinkedIn, and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements that reflect current views with respect to, among other things, operations and financial performance. Forward-looking statements include all statements that are not historical facts such as our statements about our expected financial results and guidance and our expectations for future business prospects. In some cases, you can identify these forward-looking statements by the use of words such as, “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,”

“anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among other things: our ability to achieve or sustain profitability in the future; our ability to demonstrate to spine surgeons the merits of our products; pricing pressures and our ability to compete effectively generally; collaboration and consolidation in hospital purchasing; inadequate coverage and reimbursement for our products from third-party payors; lack of long-term clinical data supporting the safety and efficacy of our products; dependence on a limited number of third-party suppliers; our ability to maintain and expand our network of direct sales employees, independent sales agencies and international distributors and their level of sales or distribution activity with respect to our products; proliferation of physician-owned distributorships in our industry; decline in the sale of certain key products; loss of key personnel; our ability to enhance our product offerings through research and development; our ability to manage expected growth; our ability to successfully acquire or invest in new or complementary businesses, products or technologies; our ability to educate surgeons on the safe and appropriate use of our products; costs associated with high levels of inventory; impairment of our goodwill and intangible assets; disruptions in our main facility or information technology systems; our ability to ship a sufficient number of our products to meet demand; our ability to strengthen our brand; fluctuations in insurance cost and availability; our ability to comply with extensive governmental regulation within the United States and foreign jurisdictions; our ability to maintain or obtain regulatory approvals and clearances within the United States and foreign jurisdictions; voluntary corrective actions by us or our distribution or other business partners or agency enforcement actions; recalls or serious safety issues with our products; enforcement actions by regulatory agencies for improper marketing or promotion; misuse or off-label use of our products; delays or failures in clinical trials and results of clinical trials; legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue; negative publicity concerning methods of tissue recovery and screening of donor tissue; costs and liabilities relating to environmental laws and regulations; our failure or the failure of our agents to comply with fraud and abuse laws; U.S. legislative or Food and Drug Administration regulatory reforms; adverse effects of medical device tax provisions; potential tax changes in jurisdictions in which we conduct business; our ability to generate significant sales; potential fluctuations in sales volumes and our results of operations over the course of the year; uncertainty in future capital needs and availability of capital to meet our needs; our level of indebtedness and the availability of borrowings under our credit facility; restrictive covenants and the impact of other provisions in the indenture governing our convertible senior notes and our credit facility; continuing worldwide economic instability; our ability to protect our intellectual property rights; patent litigation and product liability lawsuits; damages relating to trade secrets or non-competition or non-solicitation agreements; risks associated with operating internationally; fluctuations in foreign currency exchange rates; our ability to comply with the Foreign Corrupt Practices Act and similar laws; increased costs and additional regulations and requirements as a result of being a public company; our ability to implement and maintain effective internal control over financial reporting; potential volatility in our stock due to sales of additional shares by our pre-IPO owners or otherwise; our lack of current plans to pay cash dividends; our ability to take advantage of certain reduced disclosure requirements and exemptions as a result of being an emerging growth company; potential dilution by the future issuances of additional common stock in connection with our incentive plans, acquisitions or otherwise; anti-takeover provisions in our organizational documents and our ability to issue preferred stock without shareholder approval; potential limits on our ability to use our net operating loss carryforwards; and other risks and uncertainties, including those described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and our filings with the SEC.
We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Unless specifically stated otherwise, our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.

Investor Contact:
Westwicke Partners on behalf of K2M Group Holdings, Inc.
Mike Piccinino, CFA
443-213-0500
K2M@westwicke.com

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$38,580	$45,511
Accounts receivable, net	46,155	46,430
Inventory, net	63,667	61,897
Prepaid expenses and other current assets	7,563	6,147
Total current assets	155,965	159,985
Property, plant and equipment, net	51,614	50,714
Goodwill	121,814	121,814
Intangible assets, net	20,412	22,758
Other assets, net	29,239	28,254
Total assets	$379,044	$383,525

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities under capital lease obligation	$1,009	$973
Accounts payable	20,502	15,367
Accrued expenses	14,619	15,673
Accrued payroll liabilities	9,388	12,068
Total current liabilities	45,518	44,081
Convertible senior notes	37,444	36,894
Capital lease obligation, net of current maturities	34,675	34,933
Deferred income taxes, net	5,017	5,017
Other liabilities	1,047	1,032
Total liabilities	123,701	121,957

Stockholders’ equity:
Common stock, $0.001 par value, 750,000,000 shares authorized; 42,565,112 and 42,282,741 shares issued and 42,556,501 and 42,274,130 shares outstanding, respectively	43	42
Additional paid-in capital	478,796	474,512
Accumulated deficit	(221,954)	(211,081)
Accumulated other comprehensive loss	(1,408)	(1,771)
Treasury stock, at cost, 8,611 and 8,611 shares, respectively	(134)	(134)
Total stockholders’ equity	255,343	261,568
Total liabilities and stockholders’ equity	$379,044	$383,525

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2017	2016
Revenue	$61,885	$56,306
Cost of revenue	21,479	19,604
Gross profit	40,406	36,702
Operating expenses:
Research and development	5,250	5,028
Sales and marketing	30,474	27,755
General and administrative	13,754	13,848
Total operating expenses	49,478	46,631
Loss from operations	(9,072)	(9,929)
Other expense, net:
Foreign currency transaction (loss) gain	(27)	420
Interest expense	(1,732)	(651)
Total other expense, net	(1,759)	(231)
Loss before income taxes	(10,831)	(10,160)
Income tax expense	42	25
Net loss	(10,873)	(10,185)
Basic and diluted	$(0.26)	$(0.25)
Weighted average shares outstanding:
Basic and diluted	42,224,734	41,353,123

K2M GROUP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities
Net loss	$(10,873)	$(10,185)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,195	6,743
Provision for inventory reserves	1,146	1,013
Provision for allowance for doubtful accounts	—	(57)
Stock-based compensation expense	1,541	2,106
Accretion of discounts and amortization of issuance costs of convertible senior notes	32	—
Changes in operating assets and liabilities:
Accounts receivable	438	(2,862)
Inventory	(1,263)	(2,139)
Prepaid expenses and other assets	(4,032)	(2,705)
Accounts payable, accrued expenses, and accrued payroll liabilities	969	(3,351)
Net cash used in operating activities	(4,847)	(11,437)
Investing activities
Purchase of surgical instruments	(3,157)	(3,339)
Purchase of property, plant and equipment	(1,553)	(6,141)
Changes in cash restricted for leasehold improvements	61	3,333
Purchase of intangible assets	(23)	(1,282)
Net cash used in investing activities	(4,672)	(7,429)
Financing activities
Borrowings on bank line of credit	—	5,000
Principal payments under capital lease	(223)	—
Issuances and exercise of stock-based compensation benefit plans, net of income tax	2,744	365
Net cash provided by financing activities	2,521	5,365
Effect of exchange rate changes on cash and cash equivalents	67	32
Net increase in cash and cash equivalents	(6,931)	(13,469)
Cash and cash equivalents at beginning of period	45,511	34,646
Cash and cash equivalents at end of period	$38,580	$21,177

Significant non-cash investing activities
Leasehold improvements under capital lease	$—	$8,562
Additions to property, plant and equipment	$750	1,234

Significant non-cash financing activities
Accretion of discount on convertible senior notes	550	—

Cash paid for:
Income taxes	$64	$109
Interest	$1,090	$623

K2M GROUP HOLDINGS, INC.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)
(In Thousands)

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of revenue in constant currency, Adjusted Gross Profit, and Adjusted EBITDA.

The Company presents these non-GAAP measures because it believes these measures are useful indicators of the Company’s operating performance.  Management uses these non-GAAP measures principally as a measure of the Company's operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The Company also believes that these measures are useful to its management and investors as a measure of comparative operating performance from period to period.

Constant currency information compares results between periods as if exchange rates had remained constant period-to-period.  We calculate constant currency by converting the prior-year results using current-year foreign currency exchange rates.

Adjusted Gross Profit represents Gross Profit less amortization expense of surgical instruments.  The Company presented Adjusted Gross Profit because it believes it is a useful measure of the Company's gross profit and operating performance because the measure is not burdened by the timing impact of instrument purchases and related amortization.

Adjusted EBITDA represents net loss plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense and foreign currency transaction loss (gain).

The Company presents Adjusted EBITDA because it believes it is a useful indicator of the Company’s operating performance.  Management uses Adjusted EBITDA principally as a measure of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and it should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items.  In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future.  Adjusted EBITDA contains certain other limitations, including the failure to reflect the Company’s cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized.  In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation.  The Company’s presentation of Adjusted EBITDA should not be construed to imply that the Company’s future results will be unaffected by any such adjustments.  Management compensates for these limitations by primarily relying on its GAAP results in addition to using Adjusted EBITDA supplementally.  The Company’s definition of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The following table presents reconciliations of gross profit to adjusted gross profit and net loss to Adjusted EBITDA for the periods presented.

	Three Months Ended March 31,
	2017	2016
Reconciliation from Gross Profit to Adjusted Gross Profit
Gross profit	$40,406	$36,702
Surgical instrument amortization	3,464	3,272
Adjusted gross profit (a Non-GAAP Measure)	$43,870	$39,974

	Three Months Ended March 31,
	2017	2016
Reconciliations from Net Loss to Adjusted EBITDA
Net loss	$(10,873)	$(10,185)
Interest expense	1,732	651
Income tax expense	42	25
Depreciation and amortization	7,195	6,743
Stock-based compensation expense	1,541	2,106
Foreign currency transaction loss (gain)	27	(420)
Adjusted EBITDA (a Non-GAAP Measure)	$(336)	$(1,080)
The following table presents a reconciliation of net loss to Adjusted EBITDA for our 2017 guidance:

Year Ended December 31,
2017
Net loss	$(32,450)
Interest expense	6,700
Income tax expense	100
Depreciation and amortization	27,500
Stock-based compensation expense	6,150
Foreign currency transaction loss	—
Adjusted EBITDA	$8,000
The reconciliation assumes the midpoint of the Adjusted EBITDA range and the midpoint of each component of the reconciliation, corresponding to guidance of $6.0 million to $10.0 million for 2017.